SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or Section 240.14a-12

Aspect Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

December [    ], 2002

To Our Shareholders:

You are cordially invited to attend the Special Meeting of Shareholders of Aspect Communications Corporation, to be held on January [    ], 2003. Enclosed are the Secretary’s notice of this meeting, a proxy statement, and a form of proxy. Please note that the meeting will be held at 10:00 a.m., at the Company’s principal executive offices located at 1320 Ridder Park Drive, San Jose, California 95131.

At the special meeting, you will be asked to consider and vote upon two proposals described in the enclosed proxy statement:

•
To issue and sell, pursuant to a private placement, $50 million of our Series B convertible preferred stock in a private placement financing to Vista Equity Fund II, LP, and to issue approximately 22.2 million shares of our common stock, subject to anti-dilution protection and certain adjustments as further described in the proxy materials, upon the conversion of the Series B convertible preferred stock; and

•	To amend our Amended and Restated Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 100,000,000 to 200,000,000.

As described in the enclosed materials, our board of directors has approved the matters included in both of these proposals and believes that they are fair to, and in the best interests of, us and our shareholders. The board of directors recommends a vote “for” each of these proposals.

It is important that your shares be represented at the meeting, so please complete and return the enclosed proxy card as soon as possible.

Sincerely,

Beatriz V. Infante
Chairman, President,
and Chief Executive Officer

ASPECT COMMUNICATIONS CORPORATION

Notice of Special Meeting of Shareholders

January [    ], 2003

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Aspect Communications Corporation (we, us, Aspect or the Company), a California corporation, will be held on January [    ], 2003 at 10:00 a.m., at 1320 Ridder Park Drive, San Jose, California 95131, for the following purposes:

1.
To consider and vote upon a proposal to approve the issuance and sale by Aspect, pursuant to a private placement, of $50 million of our Series B convertible preferred stock pursuant to a Preferred Stock Purchase Agreement, dated as of November 14, 2002, with Vista Equity Fund II, LP, and the issuance of approximately 22.2 million shares of our common stock, subject to anti-dilution protection and certain adjustments as further described in the proxy materials, upon the conversion of the Series B convertible preferred stock;

2.
To consider and vote upon a proposal to adopt an amendment to our Amended and Restated Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 100,000,000 to 200,000,000; and

3.	To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on November [    ], 2002, are entitled to notice of and to vote at the Special Meeting and any adjournment(s) thereof.

To assure your representation at the Special Meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Special Meeting may vote in person even if such shareholder returned a proxy card.

/s/    GARY A. WETSEL

Gary A. Wetsel
Executive Vice President, Finance,
Chief Financial Officer and Chief Administrative Officer

San Jose, California
December [    ], 2002

ASPECT COMMUNICATIONS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Aspect Communications Corporation (we, us, Aspect or the Company) for use at the Special Meeting of Shareholders (Special Meeting) to be held January [    ], 2003, at 10:00 a.m., or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders. The Special Meeting will be held at the Company’s facilities located at 1320 Ridder Park Drive, San Jose, California 95131. The telephone number at that location is (408) 325-2200.

These proxy solicitation materials were mailed on or about December [    ], 2002, to all shareholders entitled to vote at the Special Meeting. The cost of soliciting these proxies will be paid by the Company. The Company has retained the services of Georgeson Shareholder Communications Inc. (Georgeson) to solicit proxies and distribute materials to brokerage houses, banks, custodians, and other institutional owners. The Company will pay Georgeson a fee of approximately $15,000 for these services, plus expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company may conduct further solicitation personally, by telephone, or by facsimile through its officers, directors, and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, by delivering to the Company, at its principal office at 1320 Ridder Park Drive, San Jose, California 95131 (Attention: Gary A. Wetsel, Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer), a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Special Meeting and voting in person.

Voting and Solicitation

Only shareholders of record at the close of business on November [    ], 2002, are entitled to notice of and to vote at the Special Meeting. At the record date, [                ] shares of our Company’s common stock, with a par value of $.01 per share, were issued and outstanding.

Approval of the private placement described in Proposal No. 1 below requires the affirmative vote of a majority of the total votes cast by holders of the outstanding shares of common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Approval of the amendment to the articles of incorporation described in Proposal No. 2 below requires the affirmative vote of the outstanding shares of common stock entitled to vote at the special meeting. The adoption by the shareholders of Proposal No. 1 is not contingent upon the adoption by the shareholders of Proposal No. 2.

Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of elections with the assistance of Georgeson. The inspector of elections will also determine whether or not a quorum is present. The required quorum is a majority of the shares issued and outstanding on the record date, represented either in person or by proxy. Votes that are cast for or against a proposal, abstentions, and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

For purposes of determining the number of shares voting on a particular proposal, votes cast for or against a proposal and abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Accordingly, an abstention will have the same effect as a vote against the proposal, and broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

Any proxy which is returned using the proxy card enclosed and which is not marked as to any proposal will be voted, with respect to any such proposal, for the issuance and sale of $50 million of our Series B convertible preferred stock in the private placement with Vista Equity Fund II, LP, for the adoption of an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked.

As described further below, our board of directors has approved the matters included in both of these proposals and believes that they are fair to, and in the best interests of, us and our shareholders. The board of directors recommends a vote “for” each of these proposals.

PROPOSAL NO. 1—APPROVAL OF THE PRIVATE PLACEMENT

Introduction

We are asking you to approve the issuance and sale, through a private placement, of $50 million of our Series B convertible preferred stock to Vista Equity Fund II, LP (Vista), as well as the issuance of approximately 22.2 million shares of our common stock, subject to the anti-dilution protection and certain adjustments described below on page 12 under “Terms of the Series B Convertible Preferred Stock—Conversion and Anti-Dilution,” upon conversion of the Series B convertible preferred stock. The Series B convertible preferred stock will have the rights, preferences and privileges set forth in the Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Preferred Stock included as an exhibit to the Preferred Stock Purchase Agreement that we entered into with Vista on November 14, 2002, a copy of which is included on our Form 8-K filed with the Securities and Exchange Commission (SEC) on November 20, 2002. The purchase price of the Series B convertible preferred stock will be $1,000 per share and we will issue 50,000 shares of the Series B convertible preferred stock. Each share of Series B convertible preferred stock will initially be convertible into a number of shares of common stock equal to the original purchase price divided by $2.25, subject to anti-dilution protection and certain adjustments described below on page 12 under “Terms of the Series B Convertible Preferred Stock—Conversion and Anti-Dilution,” or approximately 444 shares of common stock.

Vista Equity Fund II, LP is managed by Vista Equity Partners LLC, a San Francisco-based private equity firm which evaluates investments in both private and public technology enabled companies. Vista’s stated investment goal is to invest in dynamic, successful companies with management teams that have a long-term perspective and are committed to becoming leaders in their markets. Vista Equity Fund II, LP has $1.25 billion in capital commitments.

The following is a brief summary of some of the principal terms of the private placement. A more detailed description is contained below in this proxy statement under the captions “Effects of the Proposed Investment on the Company,” “The Preferred Stock Purchase Agreement,” “The Registration Rights Agreement” and “Terms of the Series B Convertible Preferred Stock.” Finally, this summary and the more detailed descriptions below are qualified by reference to the Preferred Stock Purchase Agreement, including the form of Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Preferred Stock and form of Registration Rights Agreement attached thereto and included in our Form 8-K filed with the SEC on November 20, 2002.

Reasons for the Private Placement

The principal reasons for the private placement of Series B convertible preferred stock are:

•	to provide us with additional working capital; and

•	to provide us with additional capital to repurchase outstanding zero coupon convertible subordinated debentures due 2018 issued by us in August 1998 (Debentures).

As mentioned above, one of the reasons for entering into the private placement is to provide us with additional capital to repurchase certain of our Debentures. In August 1998, we completed a private placement of approximately $150 million of the Debentures, which equates to $490 million principal amount at maturity. The Debentures have historically traded at a discount to their accreted value and we have taken advantage of that by repurchasing Debentures from time to time. Under the terms of the Debentures, holders of outstanding Debentures can require us to repurchase the Debentures on August 10, 2003 for cash, or at our election and if certain conditions are met, Aspect common stock or a combination of cash and Aspect common stock. In the event that we pay for the Debentures with stock, the stock would be valued at the average of the closing per share sale price of our common stock for the five trading day period ending on the third business day prior to the repurchase date, August 10, 2003. Assuming we do not repurchase additional Debentures after September 30, 2002, if we had to convert the remaining Debentures to equity on August 10, 2003 at the then accreted value of approximately $130 million using the ending stock price on September 30, 2002 of $1.47 per share, we would issue an additional 88.4 million shares of common stock. We currently believe that it would be preferable for Aspect to repurchase the Debentures for cash, if and when requested to do so by the holders of Debentures, and completion of the proposed private placement will help enable us to do so.

We believe that obtaining additional capital is critical to our ability to continue to execute our business plan while simultaneously meeting our obligations including the repurchase of the Debentures. We believe that the best option for the Company is to obtain this additional financing through the private placement.

Background of the Private Placement

Our management considered a number of financing alternatives prior to entering into the Preferred Stock Purchase Agreement for this private placement. In early 2002, we retained an investment bank as our financial advisor in connection with various financing alternatives. The Company began evaluating the prospect of soliciting a financial sponsor and this process included an overview of 23 potential sponsors culminating in talks with at least six of those. During the period of the investment bank’s engagement, we also received a number of unsolicited financing offers which were discussed by our board of directors but which the board of directors ultimately determined were not in our best interests or in the best interests of our shareholders.

In March 2002 we received a term sheet from a private equity investor setting forth terms for an investment in convertible preferred securities. Our management engaged in discussions with this investor regarding the terms set forth in the proposed term sheet, but we could not reach agreement as to the terms of a financing with the investor. In particular, among other things, our management viewed the high cash costs, the relatively short redemption period and other unfavorable terms to Aspect and our shareholders contained in the term sheet as disadvantageous to the Company. In June 2002, we terminated discussions with the investor and terminated the engagement with the investment bank that we were working with at the time.

On May 15, 2002 we signed an engagement letter with the investment bank Thomas Weisel Partners, L.L.C. (Thomas Weisel) to retain Thomas Weisel as our financial advisor in connection with the private placement of our capital stock. With the assistance of Thomas Weisel we pursued various potential investors for the private placement. Of the seventeen potential investors contacted, six proceeded to perform some level of due diligence with respect to us and we subsequently received four term sheet proposals from five potential investors. After careful review and analysis by our management with input and guidance from our financial advisor, our board of directors determined that the term sheet from Vista presented the best strategic option for the Company. On

August 29, 2002 we signed a non-binding, preliminary term sheet summarizing the principal terms and conditions of the transaction with Vista. In August and September 2002 Vista conducted due diligence of the Company. Simultaneously we engaged in additional discussions and negotiations with Vista regarding the structure of the private placement. On September 23, 2002 Vista’s counsel provided Aspect and our counsel proposed definitive agreements based on the term sheet and the additional discussions between Aspect and Vista. From September 23, 2002 through October 10, 2002, Aspect, Vista and their respective outside legal counsel held numerous telephone conferences during which the Preferred Stock Purchase Agreement and various related documents were discussed and negotiated.

At a meeting of Aspect’s board of directors held on October 10, 2002, the board of directors voted unanimously, with two abstentions, to enter into the Preferred Stock Purchase Agreement. In the course of reaching its decision to approve and adopt the Preferred Stock Purchase Agreement, the board of directors consulted our senior management and outside legal counsel and reviewed a significant amount of information and considered a significant number of factors including, but not limited to, the size of the transaction, the conversion premium at the time of approval of the transaction, the terms of the preferred stock, including dividend rate, liquidation preference and redemption rights, the identity of the investor, Aspect’s ability to redeem the Debentures for cash or stock and the impact of the transaction on our earnings per share. In view of the wide variety of the material factors considered in connection with the evaluation of the private placement and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of our board of directors may have given different weight to different factors.

Following our board of directors’ approval, the transaction was delayed by the corporate events we announced with respect to our third quarter and prior period financial statements. Following our auditors’ completion of their work in connection with the issues mentioned above, the parties continued discussing the transaction and terms thereof, and ultimately, on November 14, 2002 Aspect and Vista signed the definitive agreements for the sale and issuance of $50 million of Series B convertible preferred stock, subject to the shareholder approval being solicited by the proxy statement. We announced this transaction on November 14, 2002 together with the announcement of our third quarter earnings results. The press release regarding this announcement was filed on Form 8-K with the SEC on November 20, 2002 including the Preferred Stock Purchase Agreement, form of certificate of designation and form of Registration Rights Agreement filed as exhibits thereto. Additionally, we amended our Rights Agreement of May 11, 1999 so that Vista is not deemed an “Acquiring Person” thereunder for only the current purchase of Series B convertible preferred stock and other acquisitions of our equity securities representing up to 34.9% of the issued and outstanding shares of our common stock, as adjusted from time to time for any adjustments to the conversion price of Series B convertible preferred stock into our common stock and any repurchase by us of our capital stock. We also obtained the opinion of Thomas Weisel Partners, described below, as part of our Board’s review and approval of the transaction.

Effects of the Proposed Investment on the Company

Vista has committed to invest $50 million for 50,000 shares of Series B convertible preferred stock. The 50,000 shares of Series B convertible preferred stock will initially be convertible into approximately 22.2 million shares of our common stock. As of October 31, 2002 we have 53,038,358 shares of common stock outstanding. After the private placement, Vista will hold shares representing approximately 29.5% of the total shares outstanding, on a fully diluted basis (assuming conversion at the initial conversion price). The issuance of the Series B convertible preferred stock in the private placement will result in dilution of your ownership interest in Aspect.

Vista, as holder of the Series B convertible preferred stock, will have the rights and preferences described in this proxy statement, including the right to vote together with the holders of the common stock on an as-converted basis. Because Vista will own a significant percentage of Aspect on an as-converted basis it will have significant influence in determining the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including the election of directors and approval of mergers, consolidations and the sale of all or substantially all of our assets. In addition, the holders of the Series B convertible preferred stock will have dividend rights that are senior to those of the holders of our common stock. The holders of the Series B convertible preferred stock will also have a claim against our assets senior to the claim of the holders of common stock in an amount equal to 100% of their original purchase price (as adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B convertible preferred stock) in the event of our liquidation, dissolution or winding up, or in an amount equal to 125% of the sum of their original purchase price (as adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B convertible preferred stock) plus all accrued but unpaid dividends in the event of a merger or acquisition of Aspect.

The holders of the Series B convertible preferred stock will be entitled to designate two members of our board of directors. The holders of the Series B convertible preferred stock will also have a separate class vote with respect to a number of significant corporate transactions, including:

•	changing the rights of Series B convertible preferred stock;

•	issuing a new equity security;

•	liquidation, change of control or merger of Aspect;

•	incurring non-customary indebtedness;

•	increasing the size of Aspect’s board of directors; and

•	completing certain corporate actions relating to insider transactions, executive compensation and composition and the annual budget.

The ownership by Vista of a substantial percentage of our total voting power and the terms of the Series B convertible preferred stock could make it more difficult and expensive for a third party to pursue a change of control of Aspect, even if a change of control would generally be beneficial to our shareholders.

Sales in the public market of the common stock acquired upon conversion of the Series B convertible preferred stock could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities.

Opinion of Aspect’s Financial Advisor

Fairness Opinion Summary

Pursuant to an engagement letter dated May 15, 2002, the Company’s Board of Directors engaged Thomas Weisel Partners LLC (Thomas Weisel Partners) as financial advisor. Thomas Weisel Partners rendered its oral opinion which was subsequently confirmed in writing that, as of November 13, 2002, based upon and subject to the considerations set forth in its opinion, the consideration to be received by the Company in the transaction was fair to the Company from a financial point of view. Thomas Weisel Partners’ written opinion is attached as Annex A to this proxy statement and should be read carefully and completely.

The following fairness opinion summary is qualified in its entirety by reference to the full text of the opinion. Thomas Weisel Partners’ opinion, which was directed to the Board of Directors of the Company, addressed only the fairness from a financial point of view as of November 13, 2002, of the consideration to be received by the Company and did not address any other aspect of the transaction. Thomas Weisel Partners was not retained to nor did it advise the Company with respect to alternatives to a minority equity investment in the Company or the Company’s underlying decision to proceed with or effect the transaction. Consequently, no opinion was expressed whether any alternative transaction might have produced proceeds to the Company in an amount in excess of the consideration to be received by the Company. Thomas Weisel Partners’ opinion is not a recommendation to any of the Company’s shareholders as to how a shareholder should vote with respect to the transaction. In rendering its opinion, Thomas Weisel Partners assumed, with the Company’s consent, that the Company will comply with all material terms of the Preferred Stock Purchase Agreement, Certificate of Designation of Rights, Preferences and Privileges and Registration Rights Agreement. In arriving at its opinion, Thomas Weisel Partners, among other things:

•	reviewed certain business and financial information from publicly available sources and the Company’s internal records;

•	reviewed the financial terms and conditions of the Preferred Stock Purchase Agreement, Certificate of Designation of Rights, Preferences and Privileges and Registration Rights Agreement;

•	reviewed publicly available financial and stock market data with respect to the trading of, and the trading market for, the common stock;

•	compared the Company from a financial point of view with certain other companies that Thomas Weisel Partners deemed to be relevant;

•
compared the financial terms of the transaction with the publicly available financial terms of certain recent investments made by private equity funds or investors in securities of public companies which Thomas Weisel Partners believed to be comparable, in whole or in part, to the transaction;

•
reviewed and discussed with representatives of the management of the Company certain business and financial information provided by the Company to Thomas Weisel Partners, including financial forecasts and related assumptions of the Company as well as the Company’s business and prospects before and after giving effect to the transaction;

•
made inquiries regarding and discussed the transaction, the Preferred Stock Purchase Agreement, Certificate of Designation of Rights, Preferences and Privileges and Registration Rights Agreement and other related matters with the Company’s legal counsel;

•	considered certain pro forma effects of the transaction on the Company’s financial statements;

•	viewed information relating to the securities offering process the Company has undertaken; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as Thomas Weisel Partners deemed necessary or appropriate.

In connection with its review, Thomas Weisel Partners did not assume any obligation independently to verify any of the information reviewed by it for the purpose of its opinion and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for the Company provided to Thomas Weisel Partners by the Company’s management, upon their advice and with the Company’s Board of Directors’ consent, Thomas Weisel Partners assumed, for the purposes of its opinion, that they were reasonably prepared on bases reflecting the best available estimates and judgments of the Company, at the time of preparation as to the future financial performance of the Company and that as such they provided a reasonable basis upon which to form its opinion. Thomas Weisel Partners also assumed that there would be no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to Thomas Weisel Partners. In addition, Thomas Weisel Partners relied on the assessment of the Company’s management as to the Company’s financing requirements, the availability of alternative financing and the potential effects on the Company and its business, of a failure to obtain additional capital in the near term. Thomas Weisel Partners relied on advice of counsel to the Company and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the transaction and the Preferred Stock Purchase Agreement, Certificate of Designation of Rights, Preferences and Privileges and Registration Rights Agreement, and assumed that the transaction would be consummated in a manner that complied in all respects with the applicable provisions of the Securities Act of 1933, as amended, the

Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations and all applicable agreements of the Company. In addition, Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor was Thomas Weisel Partners furnished with any such appraisals. Finally, Thomas Weisel Partners’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners did not assume any obligation to update, revise or reaffirm its opinion.

Thomas Weisel Partners further assumed with the consent of the Board of Directors of the Company that, in all respects material to its analysis, the representations and warranties of each party contained in the Preferred Stock Purchase Agreement, Certificate of Designation of Rights, Preferences and Privileges and Registration Rights Agreement were true and correct and that each party would perform all of the covenants required to be performed by it under such agreements, and that the transaction would be consummated in accordance with the terms described therein, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. Thomas Weisel Partners also assumed that in the course of obtaining any necessary regulatory approvals for the transaction, no restrictions, including any divestiture requirements will be imposed. Also, Thomas Weisel Partners assumed, based upon the financial forecasts for the Company provided by the Company’s management, that following the consummation of the transaction the Company will be fully funded and will not issue any securities in the future that will result in a reduction in the conversion price of the Preferred Stock, pursuant to the antidilution provisions thereof. In addition, Thomas Weisel Partners has assumed with the Company’s consent that the transaction does not constitute a “change in control” for purposes of applicable law or the terms of any relevant agreements.

Thomas Weisel Partners was retained by the Company’s Board of Directors to evaluate the fairness from a financial point of view to the Company of the consideration to be received by the Company in the transaction and will receive a fee for its services, including rendering its opinion. Thomas Weisel Partners, in the ordinary course of its business, may actively trade the equity securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

No company transaction or business used in Thomas Weisel Partners’ analyses is identical to the Company or the transaction. Accordingly, the analysis of the results necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors.

The Preferred Stock Purchase Agreement

General

On November 14, 2002 we entered into a Preferred Stock Purchase Agreement with Vista pursuant to which Vista agreed to purchase $50 million of our Series B convertible preferred stock. Additionally, we entered into a Registration Rights Agreement that will provide Vista with registration rights with respect to the shares of common stock issuable upon conversion of the Series B convertible preferred stock issued in the private placement. The following discussion of the Preferred Stock Purchase Agreement and the Registration Rights Agreement provides only a summary. For a more complete understanding of these agreements, we urge you to review our Form 8-K filed with the SEC on November 20, 2002, including the Preferred Stock Purchase Agreement, form of certificate of designation and form of Registration Rights Agreement filed as exhibits thereto.

Price and Number of Shares Sold

The purchase price of the Series B convertible preferred stock is $1,000 per share. We are selling 50,000 shares of Series B convertible preferred stock which will initially be convertible into approximately 22.2 million shares of our common stock. Post-closing, these shares will represent approximately 29.5% of our outstanding shares, on a fully diluted basis (assuming conversion at the initial conversion price).

Representations and Warranties

The Preferred Stock Purchase Agreement contains representations and warranties by us relating to, among other things, our corporate organization, capitalization and due authorization, the sale and issuance of the Series B convertible preferred stock, our SEC filings, our lack of undisclosed liabilities and material adverse changes, our compliance with laws and obtaining third party approvals, and the status of our intellectual property, third party contracts, tangible assets, inventory and real property. The Preferred Stock Purchase Agreement also contains representations and warranties by the investors relating to, among other things, their status as accredited investors and their investment intent.

Covenants and Agreements

We have agreed to take certain actions prior to the closing of the private placement, including conducting our business in the ordinary course of business and notifying Vista of the occurrence of certain events. In addition, we have agreed not to initiate, solicit or encourage, or take any action to facilitate, the offer or sale of our equity or equity-linked securities to a third party other than Vista. Despite this prohibition, we may entertain an unsolicited proposal for a transaction which our board determines in good faith (1) constitutes a transaction that is more favorable to our stockholders from a financial point of view than the private placement contemplated by the Preferred Stock Purchase Agreement and (2) is reasonably capable of being completed.

Conditions to Closing

The obligation of Vista to effect the closing is conditioned on the satisfaction or waiver of the following conditions:

•	the filing of our certificate of determination of rights, preferences and privileges with respect to the Series B convertible preferred stock;

•
the absence of any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market or the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation on the extension of credit by lending institutions in the United States;

•	the accuracy of our representations and warranties contained in the Preferred Stock Purchase Agreement;

•	our fulfillment, performance or compliance in all material respects with the covenants and conditions set forth in the Preferred Stock Purchase Agreement and the related documents;

•
our receipt of written confirmation from Nasdaq that the authorization and issuance of the Series B convertible preferred stock and the shares of our common stock issuable upon conversion thereof will not violate certain Nasdaq rules and that Nasdaq will not object to the terms of the Series B convertible preferred stock as set forth in the certificate of determination of rights, preferences and privileges with respect to the Series B convertible preferred stock;

•	our receipt of certain consents and approvals required to be obtained in connection with the transactions contemplated by the Preferred Stock Purchase Agreement and the related documents;

•	our delivery of certain documents and certificates to Vista; and

•
the absence of any occurrence, event or transaction with respect to us or our subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on our business.

Our obligation to effect the closing is conditioned on the satisfaction or waiver of the following conditions:

•	Vista’s delivery of the purchase price for the Series B convertible preferred stock;

•	Vista’s receipt of certain consents and approvals required to be obtained in connection with the transactions contemplated by the Preferred Stock Purchase Agreement; and

•	the accuracy of Vista’s representations and warranties contained in the Preferred Stock Purchase Agreement.

Agreements to Take Further Actions

We have also agreed to take various actions in the future. For instance, we agreed to use our reasonable best efforts to keep our common stock listed on a national securities exchange or NASDAQ and to keep our properties in good repair. In addition, we have agreed to use the proceeds of the private placement for working capital and general corporate purposes and to repurchase our outstanding debentures. Further, we have granted Vista certain information and access rights with respect to our corporate records.

Standstill Agreement

For a period of one year following the closing date of the private placement, neither Vista nor its affiliates may solicit any proxy to elect a new majority of the board of directors unless any other person not affiliated with Vista first undertakes to solicit any such proxy.

Fees and Expenses

Fees and Expenses Due at Closing

On the closing date of the private placement, we will pay to Vista Equity Partners, LLC (VEP) a transaction fee of $500,000 as compensation for the services VEP and its affiliates performed in structuring and arranging the transactions contemplated by the Preferred Stock Purchase Agreement. In addition, we will reimburse VEP for reasonable fees and expenses of legal counsel and accountants incurred by VEP in connection with the transactions contemplated by the Preferred Stock Purchase Agreement and all other reasonable fees and out-of-pocket expenses incurred by VEP in connection with the transactions contemplated by the Preferred Stock Purchase Agreement. In addition, following the closing we will reimburse VEP for all reasonable fees and expenses, including reasonable legal fees, incurred by VEP in connection with any future amendment to, waiver of, or the enforcement by VEP of any of its rights arising under the Preferred Stock Purchase Agreement.

Fees and Expenses Due Upon Termination Prior to Closing

Three days following the termination of the Preferred Stock Purchase Agreement prior to closing, we will reimburse VEP for reasonable fees and expenses of legal counsel and accountants incurred by VEP in connection with the transactions contemplated by the Preferred Stock Purchase Agreement and all other reasonable fees and out-of-pocket expenses incurred by VEP in connection with the transactions contemplated by the Preferred Stock Purchase Agreement, unless:

•	we are required to pay the termination fee in the amount of $1,500,000, as more fully described below, and the transaction fee in the amount of $500,000; or

•
the Preferred Stock Purchase Agreement is terminated (1) by us if there has been a material breach by Vista of any covenant or agreement of Vista set forth in the Preferred Stock Purchase Agreement, so long as we are not in material breach of any covenant or agreement set forth in the Preferred Stock Purchase Agreement, (2) by the mutual written consent of Aspect and Vista or (3) by Aspect or Vista if we fail to obtain the required shareholder approval at the Special Meeting, except if such termination is made by Vista following a publicly disclosed hostile takeover attempt of Aspect by any person made prior to the shareholder meeting and Aspect subsequently fails to obtain the required shareholder approval.

We will be required to pay a termination fee of $1,500,000 to VEP if the agreement is terminated because:

•
our board of directors fails to recommend that our shareholders approve, adopt and authorize the transactions contemplated by the Preferred Stock Purchase Agreement, revokes its recommendation that our shareholders approve, adopt and authorize the transactions contemplated by the Preferred

Stock Purchase Agreement or revokes its approval of the transactions contemplated by the Preferred Stock Purchase Agreement and either Vista terminates the Preferred Stock Purchase Agreement due to such failure or revocation or we terminate the Preferred Stock Purchase Agreement due to our withdrawal, modification or change in our recommendation that our shareholders approve the matters to be considered at the Special Meeting or if we have accepted or endorsed a superior proposal;

•
a publicly disclosed hostile takeover of us by any person occurs prior to convening the Special Meeting, we fail to obtain the required shareholder approval for the private placement and the Preferred Stock Purchase Agreement is terminated by Vista due to our failure to obtain such shareholder approval; or

•
we furnish information to, or participate in negotiations or discussions with, a person or entity making a superior proposal with respect to an alternative transaction more than seven days following the initial receipt of such superior proposal.

We will be required to pay a transaction fee of $500,000 to VEP if the agreement is terminated:

•
by Vista if there has been a material breach by us or any of our subsidiaries of any covenant or agreement of Aspect set forth in the Preferred Stock Purchase Agreement, other than our covenants and agreements with respect to our conduct and our subsidiaries’ conduct prior to the closing, notices of certain events, confidentiality and certain other affirmative covenants, so long as Vista is not in material breach of any covenant or agreement set forth in the Preferred Stock Purchase Agreement;

•	by Vista or us if the closing of the private placement does not occur on or before April 30, 2003;

•	by Vista if a publicly disclosed hostile takeover of us by any person occurs prior to convening the Special Meeting and we fail to obtain the required shareholder approval for the private placement;

•
by Vista if our board of directors withdraws, modifies or changes its recommendation that our shareholders approve the matters to be considered at the special meeting of shareholders or revokes its approval of the transactions contemplated by the Preferred Stock Purchase Agreement;

•
by Vista if we furnish information to, or participate in negotiations or discussions with, a person or entity making a superior proposal with respect to an alternative transaction more than seven days following the initial receipt of such superior proposal;

•
by us if our board of directors withdraws, modifies or changes its recommendation that our shareholders approve the matters to be considered at the special meeting of shareholders or if we have accepted or endorsed a superior proposal with respect to an alternative transaction; or

•
by Vista if Aspect or any of our subsidiaries have breached our respective agreements with respect to our conduct prior to the closing of the private placement, our obligation to notify Vista of certain events, confidentiality and our affirmative covenants and such breach has a material adverse effect on us, so long as Vista is not in material breach of any covenant or agreement set forth in the Preferred Stock Purchase Agreement.

Termination

The Preferred Stock Purchase Agreement may, subject to certain exceptions and limitations, be terminated prior to the closing of the private placement as follows:

•
by Vista if there has been a material breach by us or any of our subsidiaries of any covenant or agreement set forth in the Preferred Stock Purchase Agreement, so long as Vista is not in material breach of any covenant or agreement set forth in the Preferred Stock Purchase Agreement;

•
by Aspect if there has been a material breach by Vista of any covenant or agreement of Vista set forth in the Preferred Stock Purchase Agreement, so long as Aspect is not in material breach of any covenant or agreement set forth in the Preferred Stock Purchase Agreement;

•	by the mutual written agreement of Vista and Aspect;

•
by Vista or us if the closing of the private placement does not occur on or before April 30, 2002, provided that the party seeking to terminate the Preferred Stock Purchase Agreement is not then in material breach of the Preferred Stock Purchase Agreement;

•
by Vista or us if we fail to obtain shareholder approval of the issuance of shares in the private placement, except where we fail to obtain shareholder approval following a publicly disclosed hostile takeover attempt of us;

•
by Vista if a publicly disclosed hostile takeover attempt of us by any person occurs prior to convening the special meeting and we fail to obtain shareholder approval of the issuance of shares in the private placement;

•
by Vista if our board of directors withdraws, modifies or changes its recommendation that our shareholders approve the matters to be considered at the special meeting of shareholders, or revokes its approval of the transactions contemplated by the Preferred Stock Purchase Agreement;

•
by Vista if we furnish information to, or participate in negotiations or discussions with, a person or entity making a superior proposal with respect to an alternative transaction more than seven days following the initial receipt of such superior proposal;

•
by us if our board of directors withdraws, modifies or changes its recommendation that our shareholders approve the matters to be considered at the special meeting of shareholders or if we have accepted or endorsed a superior proposal with respect to an alternative transaction; or

•
by Vista if Aspect or any of our subsidiaries have breached our respective agreements with respect to our conduct prior to the closing of the private placement, our obligation to notify Vista of certain events, confidentiality and our affirmative covenants and such breach has a material adverse effect on us, so long as Vista is not in material breach of any covenant or agreement set forth in the Preferred Stock Purchase Agreement.

The Registration Rights Agreement

In connection with the stock purchase agreement, we entered into a Registration Rights Agreement with Vista. The agreement provides that Vista will have the right to demand an unlimited number of registrations under the Securities Act of 1933, as amended, on Form S-3 with respect to the common stock issuable upon conversion of the Series B convertible preferred stock, provided, that we will not be required to make more than one such registration in any 12-month period. We are currently eligible to register the shares on a Form S-3. However, if we do not meet the Form S-3 requirements at a future time, we would be obligated, upon the demand of Vista, to complete up to two demand registrations on a Form S-1. The Registration Rights Agreement also grants Vista unlimited piggyback registration rights, subject to certain exceptions. In addition, we have agreed that (1) in the first registration of our shares following the date of the Preferred Stock Purchase Agreement, the holders of the common stock issued upon conversion of, or with respect to, the Series B convertible preferred shares, will be able to include in that registration a number of shares equal to the greater of (A) 50% of the securities to be included in the registration and (B) securities with a fair market value equal to $50.0 million, and (2) in the second registration of our shares following the date of the Preferred Stock Purchase Agreement, the holders of the common stock issued upon conversion of, or with respect to, the Series B convertible preferred shares, will be able to include in that registration a number of shares equal to the greater of (A) 25% of the securities to be included in the registration and (B) securities with a fair market value equal to $25.0 million. We will bear the cost of all registration expenses.

Terms of the Series B Convertible Preferred Stock

General

The following summarizes the material terms and provisions of the Series B convertible preferred stock, and is qualified in its entirety by reference to the terms and provisions of our certificate of incorporation, and the form of certificate of determination of rights, preferences and privileges relating to the Series B convertible preferred stock that we have filed as an exhibit to our 8-K filed with the SEC on November 20, 2002. When issued, the Series B convertible preferred stock will be validly issued, fully paid and non-assessable. For a more complete understanding of the terms of the Series B convertible preferred stock, we urge you to read the certificate of determination of rights, preferences and privileges.

Rank

The Series B convertible preferred stock will rank senior to our common stock and, if ever issued, our Series A participating preferred stock and each other class or series of capital stock of the Company now or hereafter established with respect to dividend rights and rights on liquidation.

Dividends

The holders of record of the Series B convertible preferred stock will be entitled to receive cumulative dividends on each share of Series B convertible preferred stock which shall accrue on a daily basis at an annual rate equal to 10% of the original purchase price of the Series B convertible preferred stock plus accumulated and unpaid dividends. Additionally, holders of the Series B convertible preferred stock shall be entitled to receive dividends paid on any other stock, if any, based on the number of shares of common stock into which such holder’s shares of Series B convertible preferred stock would then convert. In the event that shares of Series B convertible preferred stock are converted into shares of our common stock, then following such conversion, the holder thereof shall have no further right to receive dividends with respect to such Series B convertible preferred stock and all accrued but unpaid dividends will be forfeited.

Rights Upon Liquidation

In the event of any liquidation, dissolution or winding up of Aspect (including a sale of all or substantially all of the assets of the Company or a merger, consolidation, stock sale or other transaction that would result in a change of control of the Company), the holders of the Series B convertible preferred stock will be entitled to receive out of the assets available for distribution to our shareholders, before any distribution of assets is made to holders of common stock upon liquidation, liquidating distributions equal to the greater of (1) 100% of the original purchase price (as adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B convertible preferred stock) or, in the case of a liquidation event which is also a change of control, 125% of the sum of the original purchase price (as adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B convertible preferred stock), plus accrued and unpaid dividends and (2) the amount such holder would have received if the preferred stock had been converted to common stock immediately before the liquidation event. After payment of the full amount of the liquidating distributions to which holders of the Series B convertible preferred stock are entitled, our remaining assets available for distribution shall be distributed pro rata among the holders of the common stock.

Conversion and Anti-Dilution

Each share of Series B convertible preferred stock is initially convertible, at Vista’s option at any time, into the number of shares of common stock equal to the initial purchase price divided by $2.25, subject to adjustment as described below. There will be no change to the conversion ratio subsequent to issuance of the Series B convertible preferred stock based upon the trading price of our common stock. The Series B convertible preferred stock will contain anti-dilution adjustments for stock splits, stock dividends, combinations, and other similar structural events, and broad based weighted-average anti-dilution protection, subject to standard exceptions, with respect to issuances of capital stock (including options, warrants and convertible securities) at a price per share which is below the conversion price applicable to the Series B convertible preferred stock then in effect.

In addition, in connection with an underwritten public offering of common stock pursuant to an effective registration statement under the Securities Act in which the price per share of common stock paid by the public exceeds $8.00 (as such dollar amount may be adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of common stock after the closing of the private placement), we may elect to cause all or any portion of the outstanding shares of Series B convertible preferred stock to be converted into common stock, provided that all the shares of common stock issued pursuant to such conversion are sold in such offering.

Voting Rights

Holders of the Series B convertible preferred stock will have the right to vote on all matters that the holders of common stock vote on, voting together with the holders of common stock as a single class. Each share of Series B convertible preferred stock will be entitled to one vote for each share of common stock in which such share of Series B convertible preferred stock could then be converted.

For so long as any shares of Series B convertible preferred stock (or the equivalent underlying common stock issued upon conversion of such Series B convertible preferred stock; provided that such conversion occurred within 15 days of Aspect’s declaration of a dividend to be paid on such Series B convertible preferred stock and, provided further, that the date at such time is prior to November 14, 2012) remain outstanding, the affirmative vote of the holders of a majority of the outstanding Series B convertible preferred stock, voting as a separate class, will be required for any action which:

•	alters or changes the preferences, rights or powers of the Series B convertible preferred stock;

•	creates, authorizes or issues any capital stock that ranks prior to or pari passu with the Series B convertible preferred stock; or

•
causes us to become subject to, or permits any of Aspect’s subsidiaries to become subject to, any agreement or instrument which by its terms would restrict Aspect’s right to comply with the terms of the Series B convertible preferred stock.

For so long as at least 10,000 shares of Series B convertible preferred stock (or the equivalent underlying common stock issued upon conversion of such Series B convertible preferred stock; provided that such conversion occurred within 15 days of Aspect’s declaration of a dividend to be paid on such Series B convertible preferred stock and, provided further, that the date at such time is prior to November 14, 2012) remain outstanding, the affirmative vote of the holders of a majority of the outstanding Series B convertible preferred stock, voting as a separate class, will be required for any action which:

•	increases the authorized number of shares of Series B convertible preferred stock;

•
subject to certain exceptions, creates, authorizes or issues any capital stock of Aspect or any subsidiary of Aspect or any security convertible into, or exchangeable for, or that otherwise gives the holder the right to obtain, capital stock of Aspect or any subsidiary of Aspect;

•	effects a change of control;

•
creates or incurs, or permits any subsidiary of Aspect to create or incur, indebtedness, other than indebtedness: (1) existing on the date of issuance of the Series B convertible preferred stock, (2) approved in an annual budget and (3) which does not exceed $10,000,000 in the aggregate;

•	effects a voluntary liquidation, dissolution or winding up of Aspect;

•
acquires, or permits any subsidiary or Aspect to acquire, any interest in any company or business, or enters into any joint venture involving the operation of a business, or make any investment in any company or business, except acquisitions and/or investments having an aggregate purchase price of less than $10,000,000 in cash or other consideration;

•
enters into, amends, modifies or supplements, or permits any subsidiary of Aspect to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of Aspects or any subsidiary’s officers, directors, employees stockholders holding at least 2% of the Common Stock or affiliates or with any immediate family of any such individual or with any entity in which any such person or individual owns a beneficial interest, except for employment arrangements and benefit programs approved by the applicable board of directors of Aspect or its subsidiaries or authorized committees thereof;

•
approves or implements an annual budget of Aspect and its subsidiaries or materially deviates from an annual budget (provided that any payment of dividends with respect to our capital stock is not required to be in the annual budget and any such payment shall not be a material deviation from the annual budget); or

•
allows Aspect to change the compensation paid to, or terminate the employment of, Beatriz V. Infante, Gary E. Barnett, Rod Butters, Gary Wetsel or John Viera or replace any such individuals or any persons assuming similar roles, responsibilities or functions.

Right to Designate Directors

For so long as at least 10,000 shares of Series B convertible preferred stock (or the equivalent underlying common stock issued upon conversion of such Series B convertible preferred stock; provided that such conversion occurred within 15 days of Aspect’s declaration of a dividend to be paid on such Series B convertible preferred stock and, provided further, that the date at such time is prior to November 14, 2012) remain outstanding, the holders of the Series B convertible preferred stock will be entitled to designate two members of our board of directors. In addition, for so long as at least 5,000 shares of Series B convertible preferred stock (or the equivalent underlying common stock issued upon conversion of such Series B convertible preferred stock; provided that such conversion occurred within 15 days of Aspect’s declaration of a dividend to be paid on such Series B convertible preferred stock and, provided further, that the date at such time is prior to November 14, 2012) remain outstanding, the holders of the Series B convertible preferred stock will be entitled to designate one member of our board of directors.

Pursuant to these rights, we anticipate that Robert F. Smith and Barry Rand will join our board of directors upon completion of the transaction.

Mr. Smith is Managing Principal at Vista Equity Partners. Before joining Vista, Mr. Smith focused on mergers and acquisitions in the technology industry for Goldman, Sachs & Co. While there, he was co-head of the Enterprise Systems and Storage Business unit within the Technology Group. Mr. Smith holds a B.S. in Chemical Engineering from Cornell University and a M.B.A. from Columbia University, where he graduated with Beta Gamma Sigma honors.

Mr. Rand serves as a member of the board of directors of Abbott Laboratories, Agilent Technologies and AT&T Wireless. Previously, Mr. Rand served as Chairman and CEO of Avis Group from 1999 through its acquisition by Cendant in 2001. Prior to Avis, Mr. Rand held several executive positions at Xerox Corp., most recently as Executive Vice President of Worldwide Operations. Mr. Rand holds a B.A. from American University and an M.B.A. and M.S. from Stanford University.

Redemption

On and after the tenth anniversary of the closing, upon written request of any holders of Series B convertible preferred stock, Aspect will have an obligation to redeem each share of unconverted Series B convertible preferred stock for cash at a redemption price equal to 125% of the original purchase price plus accrued and unpaid dividends thereon.

Pre-emptive Rights

The holders of the Series B convertible preferred stock will be entitled to pre-emptive rights such that each time we propose to issue any shares of common stock or common stock equivalents (other than standard exceptions for dividends, conversion of currently outstanding securities and issuances to officers, directors and employees), we will offer to sell to such holders the number of shares that would be necessary to maintain such holders’ ownership percentage.

Absence of Market for Series B Convertible Preferred Stock

There is no established trading market for the Series B convertible preferred stock. We do not currently intend to list the preferred stock on a national securities exchange or qualify the preferred stock for quotation on a service such as the Nasdaq National Market.

Use of Proceeds

As described above, Vista has committed to purchase $50 million of the Series B convertible preferred stock. We intend to use the net proceeds from the private placement (after payment of expenses related to the private placement) for working capital, general corporate purposes, and to repurchase certain of the outstanding Debentures.

Nasdaq Shareholder Approval Requirement

Our common stock is listed on the Nasdaq National Market. Under Nasdaq Marketplace Rule 4350(i)(l)(B), shareholder approval is required in connection with the issuance of securities that could result in a “change of control” of an issuer. Rule 4350(i)(1)(B) does not define when a change of control of an issuer may be deemed to have occurred; however, a recent NASDAQ Corporate Governance Proposal suggests that, under certain circumstances, a change of control of an issuer is presumed to have occurred if an investor acquires 20% of an issuer’s outstanding voting power. Although the private placement described in this Proposal No. 1 involves the issuance by us of securities convertible into shares of our common stock that would represent more than 20% of our currently outstanding common stock, Aspect does not necessarily believe that the issuance of the securities would constitute a change of control. However, to ensure compliance with Nasdaq Marketplace Rule 4350(i)(1)(B), we are now seeking approval by the shareholders of Aspect prior to the issuance of securities that would cause Vista to own, following the conversion of such securities into shares of our common stock, in excess of 20% of our outstanding common stock.

Required Vote

Approval of the private placement described in this Proposal No. 1 requires the affirmative vote of a majority of the total votes cast by holders of the outstanding shares of common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS APPROVED THE MATTERS INCLUDED IN PROPOSAL NO. 1 AND BELIEVES THAT THEY ARE FAIR TO, AND IN THE BEST INTERESTS OF, US AND OUR SHAREHOLDERS. THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL NO. 2 — AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED
SHARES OF COMMON STOCK.

Introduction

To provide us with available shares to pursue future transactions, such as mergers and the possible satisfaction of our Debenture obligations in common stock, on October 10, 2002 our board of directors adopted a resolution, subject to shareholder approval, to amend our amended and restated articles of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares. Except for the possible satisfaction of our Debenture obligations in common stock, we have no current plans, arrangements, agreements or understandings for the issuance or use of the additional shares of common stock proposed to be authorized. The transaction described in Proposal 1 is not contingent or conditioned upon approval of this Proposal 2.

If this proposal is approved by our shareholders, then the additional common stock will become part of the existing class of common stock, and the additional shares, when issued, will have the same rights and privileges as the shares of common stock that you currently own.

The increase in the authorized common stock will not have any immediate effect on the rights of existing shareholders. The authorized shares of common stock in excess of those issued and outstanding or reserved for issuance under our equity compensation plans and other contractual arrangements, such as the Vista private placement described in proposal No. 1 above for example, will be available for issuance at such times and for such corporate purposes as our board of directors may deem advisable without additional approval of the common shareholders, except as required by applicable law or the rules of the Nasdaq National Market. Upon issuance, such shares will have the same rights, preferences and privileges as the shares of common stock currently issued and outstanding. Holders of common stock have no preemptive rights.

The proposed amendment will not affect our ability to issue additional preferred stock. Our board of directors is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without further vote or action by our common shareholders. The issuance of the preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further actions by our shareholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently plan to issue preferred stock in connection with the private placement of Series B convertible preferred stock to Vista but have no other present plans to issue shares of preferred stock. The proposed amendment will not affect our ability to issue additional shares of preferred stock in the future.

Future issuances of our common stock could have the effect of diluting the voting rights of existing shareholders and could have the effect of diluting earnings per share and book value per share of existing shareholders. In addition, although we have no present intention to issue shares of common stock in the future in order to make acquisition of control of our company more difficult, future issuances of common stock, with the exception of stock splits effected as dividends, could have that effect. For example, the acquisition of shares of our common stock by an entity in order to acquire control of our company might be discouraged through the public or private issuance of additional shares of common stock, since such issuance would dilute the stock ownership of the acquiring entity. Common stock could also be issued to existing shareholders as a dividend or privately placed with purchasers that might side with our board of directors in opposing a takeover bid, thus discouraging such bid, even if such bid provides for a premium to the then current market price for shares of our common stock and even if such bid is favored by a majority of our independent shareholders. Our board of directors did not propose this amendment for the purpose of discouraging mergers, tender offers, proxy contests, or other changes in control of our company and we are not aware of any specific effort to accumulate our common stock or obtain control of our company by means of a merger, tender offer, solicitation or otherwise.

If this proposal is approved by the shareholders, the additional shares of common stock will become authorized and issuable upon the filing of a certificate of amendment as required by the California General Corporation Law which we intend to file and record as promptly as practicable after the special meeting. Our board may abandon or delay the amendment at any time before or after the special meeting and prior to the effective date of the amendment if for any reason our board deems it advisable to do so.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock as of the record date is required to approve this proposal.

THE BOARD OF DIRECTORS HAS APPROVED THE MATTERS INCLUDED IN THIS PROPOSAL NO. 2. THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to the beneficial ownership of the Company’s common stock, as to (i) each person who is known by the Company to beneficially own 5% or more of the Company’s common stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers and (iv) all directors and executive officers as a group. The information set forth below is as of October 31, 2002.

5% Shareholders, Directors, Named Executive Officers, and Directors and Executive Officers as a Group	Shares Beneficially Owned (1)
	Number	Percent
Merrill Lynch Investment Managers (2) World Financial Center, North Tower 250 Vesey Street New York, NY 10381	5,486,405	10.3%

Capital Group International Incorporated (3) 11100 Santa Monica Boulevard, 15th Floor Los Angeles, CA 90025	5,186,200	9.8%

Deutsche Asset Management Americas 280 Park Avenue New York, NY 10017	4,511,484	8.5%

Stephen F. Mandel, Jr. (4) Lone Pine Capital LLC Two Greenwich Plaza Greenwich, CT 06830	3,849,700	7.3%

Credit Suisse First Boston, Inc. 11 Madison Avenue New York, NY 10010-3629	3,325,263	6.3%

Barry M. Ariko	—	—
Donald P. Casey (5)	19,745	*
Norman A. Fogelsong (6)	1,378,101	2.6%
Beatriz V. Infante (7)	517,395	1.0%
Christopher B. Paisley (8)	28,455	0.1%
John W. Peth (9)	85,272	0.2%
David B. Wright (10)	16,944	*
Gary E. Barnett (11)	261,938	0.5%
Rod Butters (12)	241,639	0.5%
Gary A. Wetsel (13)	15,000	*
Sussie Ö. Hereford (14)	39,000	0.1%
Betsy Rafael (15)	6,000	*
Gary L. Smith (16)	2,400
All directors and executive officers as a group (10 persons) (17)	2,564,489	4.8%

*	Less than 1%
(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)
Merrill Lynch & Co., Inc. (ML&Co.), Master Small Cap Value Trust and Merrill Lynch Investment Managers (MLIM) together have voting and dispositive power over 6,128,655 shares owned. ML&Co. is a holding company whose indirectly-owned asset management subsidiaries, including Fund Asset Management, L.P., Merrill Lynch Investment Managers, L.P. and QA Advisor L.L.C. hold common shares. The investment advisers that comprise MLIM exercise voting and investment power over portfolio securities independently from other direct and indirect subsidiaries of ML&Co. and may therefore be deemed the beneficial owner of such securities.

(3)
Capital Group International, Inc. (Capital Group) has sole dispositive power with respect to all of the shares and sole voting power with respect to 3,725,400 shares. Capital Group is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the shares. Capital Group does not have direct investment power or voting power over any of the shares, however, Capital Group may be deemed to be the beneficial owner of such shares by virtue of Rule 13d-3 under the Securities and Exchange Act of 1934.

(4)
The 3,906,000 shares reported by Lone Pine Capital LLC may be deemed to be beneficially owned by Stephen F. Mandel, Jr., including (a) 706,992 shares of Common Stock beneficially owned by Lone Pine Associates LLC, of which (i) 140,617 shares of Common Stock are beneficially owned by Lone Spruce, L.P. (Lone Spruce), (ii) 308,578 shares of Common Stock are beneficially owned by Lone Balsam, L.P. (Lone Balsam) and (iii) 257,797 shares of Common Stock are beneficially owned by Lone Sequoia, L.P. (Lone Sequoia) and (b) 3,199,008 shares of Common Stock beneficially owned by Lone Pine Capital LLC. Lone Pine Associates LLC is the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, and has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Mr. Mandel is the Managing Member of Lone Pine Associates LLC and in that capacity directs its operations.

(5)	Includes 7,500 shares issuable pursuant to options that are exercisable by Mr. Casey within 60 days of October 31, 2002.

(6)
Includes 1,117,601 shares held by the Fogelsong Family Trust. Also includes 250,000 shares held of record by Institutional Venture Partners, for which Mr. Fogelsong works as a venture capitalist, as to which Mr. Fogelsong disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also includes 10,500 shares issuable pursuant to options that are exercisable by Mr. Fogelsong within 60 days of October 31, 2002.

(7)	Includes 487,395 shares issuable pursuant to options that are exercisable by Ms. Infante within 60 days of October 31, 2002.

(8)	Includes 13,500 shares issuable pursuant to options that are exercisable by Mr. Paisley within 60 days of October 31, 2002.

(9)	Includes 10,500 shares issuable pursuant to options that are exercisable by Mr. Peth within 60 days of October 31, 2002.

(10)	Includes 7,500 shares issuable pursuant to options that are exercisable by Mr. Wright within 60 days of October 31, 2002.

(11)	Includes 174,438 shares issuable pursuant to options that are exercisable by Mr. Barnett within 60 days of October 31, 2002.

(12)	Includes 233,437 shares issuable pursuant to options that are exercisable by Mr. Butters within 60 days of October 31, 2002.

(13)	Mr. Wetsel joined the Company on April 1, 2002.

(14)	Includes 37,500 shares issuable pursuant to options that are exercisable by Ms. Hereford within 60 days of October 31, 2002.

(15)	Ms. Rafael resigned as an employee of the Company on March 29, 2002.

(16)	Mr. Smith resigned as an employee of the Company on September 4, 2001.

(17)	Includes 944,770 shares issuable pursuant to options that are exercisable by all directors and executive officers within 60 days of October 31, 2002.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals by shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2003 Annual Meeting of Shareholders must be received by the Company no later than December 31, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting. If the Company is not notified of a shareholder proposal by March 17, 2003, then the proxies held by management of the Company provide discretionary authority to vote against such shareholder proposal, even though such proposal is not discussed in the proxy statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this proxy statement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for information incorporated by reference that is superceded by information contained in this proxy statement or incorporated by reference to a subsequent document that we filed with the SEC. This proxy statement incorporates by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on March 28, 2002, as amended on Form 10-K/A filed with the SEC on November 14, 2002;

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 filed with the SEC on May 14, 2002, as amended on Form 10-Q/A filed with the SEC on August 14, 2002, as further amended on Form 10-Q/A filed with the SEC on November 14, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 filed with the SEC on August 14, 2002, as amended on Form 10-Q/A filed with the SEC on November 14, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 filed with the SEC on November 14, 2002;

•	our Reports on Form 8-K filed with the SEC on September 26, 2002, November 20, 2002 and December 4, 2002;

•	the description of our common stock contained in our Registration Statement on Form 8-A dated March 22, 1990 including any amendment or report filed for the purpose of updating such description; and

•
the description of our Series A preferred stock contained in our Registration Statement on Form 8-A filed with the SEC on June 25, 1999, as amended on Form 8-A/A and including any further amendment or report filed for the purpose of updating such description.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement are also incorporated by reference in this proxy statement and made a part of this proxy statement from the date we file the documents with the SEC.

You may request a free copy of any of these filings, at no cost, by writing or telephoning us at:

Investor Relations
Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, CA 95131-2313
Tel.: (408) 325-2200

We will provide, by first class mail within one business day of the request, a copy of any and all information incorporated by reference in the proxy statement (excluding exhibits to the information incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates).

OTHER MATTERS

The Company knows of no other matters to be submitted to shareholders at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

We do not expect representatives of KPMG, LLP, our independent accountants, to be present at the shareholder meeting.

THE BOARD OF DIRECTORS
ASPECT COMMUNICATIONS CORPORATION

December             , 2002

Annex A

November 13, 2002

The Board of Directors
Aspect Communications Corporation
1310 Ridder Park Drive
San Jose, CA 95131

Ladies and Gentlemen:

We understand that Aspect Communications Corporation, a California corporation (the “Company”), and Vista Equity Fund II, L.P., a Cayman Islands exempted limited partnership (the “Investor”), propose to enter into a transaction (the “Transaction”) evidenced by a Preferred Stock Purchase Agreement substantially in the form of the draft of such agreement dated November 13, 2002 (the “Purchase Agreement”) and a Registration Rights Agreement substantially in the form of the draft of such agreement dated November 13, 2002 (the “Registration Rights Agreement”), pursuant to which the Investor will purchase 50,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), which Preferred Stock will have the rights, preferences, privileges and restrictions set forth in the Company’s Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Preferred Stock (the “Certificate of Determination”) in the form attached as Exhibit A to the Purchase Agreement for an aggregate purchase price of $50,000,000, less fees in the amount of $500,000 payable to the Investor (the “Consideration”), (the Purchase Agreement, the Registration Rights Agreement and the Certificate of Determination are collectively referred to as the “Agreements”), The terms and conditions of the Transaction are set forth in more detail in the Agreements.

You have asked for our opinion as investment bankers as to whether the Consideration to be received by the Company in the Transaction is fair from a financial point of view to the Company, as of the date hereof. As you are aware, we were not retained to nor did we advise the Company with respect to alternatives to a minority equity investment in the Company or the Company’s underlying decision to proceed with or effect the Transaction. Consequently, no opinion is expressed whether any alternative transaction might produce proceeds to the Company in an amount in excess of the Consideration.

In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including the consolidated financial statements for recent years and interim periods to September 30, 2002 and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of the Agreements; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (iv) compared the Company from a financial point of view with certain other companies that we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent investments made by private equity funds or investors in securities of public companies, which we deemed to be comparable, in whole or in part, to the Transaction; (vi) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to us by them, including financial forecasts and related assumptions of the Company as well as the Company’s business and prospects before and after giving effect to the Transaction; (vii) made inquiries regarding and discussed the Transaction and the Agreements and other matters related thereto with the Company’s counsel; (viii) reviewed the potential pro forma impact of the Transaction on the Company; (ix) reviewed certain information relating to the securities offering process undertaken by the Company, including the process undertaken by the Company prior to our engagement; and (x) performed such other analyses and examinations as we have deemed appropriate, including our assessment of general economic, market and monetary conditions.

In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company provided to us by the Company’s management, upon their advice and with

The Board of Directors
Aspect Communications Corporation
November 13, 2002

your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company at the time of preparation as to the future financial performance of the Company and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to us. In addition, we have relied on the assessment of the Company’s management as to the Company’s financing requirements, the availability of alternative financing and the potential effects on the Company and its business of a failure to obtain additional capital in the near term. We have relied on advice of counsel to the Company and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Transaction and the Agreements. We have assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations and all applicable agreements of the Company. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We have further assumed with your consent that, in all respects material to our analysis, the representations and warranties of each party contained in the Agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreements, and that the Transaction will be consummated in accordance with the terms described in the Agreements, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. We have also assumed that in the course of obtaining any necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements will be imposed. Also, we have assumed based upon the financial forecasts for the Company provided to us by the Company’s management that following the consummation of the Transaction the Company will be fully funded and will not issue any securities in the future that will result in a reduction in the conversion price of the Preferred Stock, pursuant to the antidilution provisions thereof. In addition, we have assumed with your consent that the Transaction does not constitute a “change in control” for purposes of applicable law or the terms of any relevant agreements.

We have been retained by the Board of Directors of the Company to evaluate the fairness from a financial point of view to the Company of the Consideration to be received in the Transaction and will receive a fee for our services, including rendering this opinion. In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received in the Transaction is fair from a financial point of view to the Company.

This opinion is directed to the Board of Directors of the Company in its consideration of the Transaction and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Transaction. Further, this opinion addresses only the fairness from a financial point of view to the Company of the Consideration and does not address the relative merits of the Transaction and any alternatives to the Transaction, the Company’s underlying decision to proceed with or effect the Transaction, or any other aspect of the

The Board of Directors
Aspect Communications Corporation
November 13, 2002

Transaction, and we are not expressing any opinion as to the prices at which any class of the Company’s stock will trade at any time. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in its entirety in any proxy statement or information statement filed with the Securities and Exchange Commission in connection with the Transaction. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

THOMAS WEISEL PARTNERS LLC

ASPECT COMMUNICATIONS CORPORATION
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Beatriz V. Infante and Gary A. Wetsel, or any of them, proxies and attorneys-in-fact, with full power to each substitution, on behalf and in the name of the undersigned (i) to attend the Special Meeting of Shareholders of Aspect Communications Corporation (the “Company”), to be held on [            ], [            ] [            ], 200[  ], at 10:00 a.m., local time, at the offices of the Company, and any postponement or adjournment thereof, and (ii) to vote on all matters set forth in the Notice and the Proxy Statement as follows:

PROPOSAL NO. 1: ISSUANCE AND SALE OF SERIES B CONVERTIBLE PREFERRED STOCK

The issuance and sale by the Company, pursuant to a private placement, of $50 million of the Company’s Series B convertible preferred stock pursuant to a Preferred Stock Purchase Agreement dated as of November 14, 2002 with Vista Equity Fund II, LP, and the issuance of approximately 22.2 million shares of common stock (subject to anti-dilution protection and certain adjustments) upon the conversion of the Series B convertible preferred stock.

FOR ( )	AGAINST ( )	ABSTAIN ( )

PROPOSAL NO. 2: ADOPTION OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 200,000,000.

FOR ( )	AGAINST ( )	ABSTAIN ( )

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION ABOVE. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR THE ISSUANCE AND SALE OF THE SERIES B CONVERTIBLE PREFERRED STOCK AND ISSUANCE OF THE SHARES OF COMMON STOCK UNDERLYING SUCH PREFERRED STOCK, FOR THE ADOPTION OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE MEETING.

The undersigned acknowledges receipt of a Notice and Proxy Statement regarding the foregoing matters.

Dated:
Signature of Shareholder

PLEASE PRINT NAME

Dated:
Signature of Shareholder

PLEASE PRINT NAME

I plan to attend the meeting:    Yes             No

Sign exactly as your name(s) appears on the stock certificate(s). A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc., are requested to so indicate when signing. If a stock certificate is registered in two names or held as joint tenants or as community property, both interested persons should sign.

SHAREHOLDERS SHOULD SIGN THIS PROXY PROMPTLY AND
RETURN IT IN THE ENCLOSED ENVELOPE.

PLEASE RETURN BOTH PAGES OF THIS PROXY.